Exhibit 99.1

Clarient Receives Notice of
Regained Listing Compliance from Nasdaq

ALISO VIEJO, Calif., November 8, 2006 — Clarient, Inc. (Nasdaq: CLRT), a technology and services resource for pathologists, oncologists and the pharmaceutical industry, announced that on November 7, 2006, the Company received notice from the Nasdaq Listing Qualification Staff that since the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days, the Company has regained compliance with Marketplace Rule 4310(c)(4).

The Company had received notice from the Nasdaq Listing Qualification Staff on July 10, 2006 that its common stock was subject to delisting from the Nasdaq Capital Market as a result of failure to maintain the minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Marketplace Rules of The Nasdaq Stock Market.

The Nasdaq Listing Qualification Staff has indicated this matter is now closed.

About Clarient Inc.

Clarient (www.clarientinc.com) combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The company was formed in 1996 to develop and market the ACIS(R) Automated Cellular Imaging System, an important advance in slide-based testing. The rise of individualized medicine as the new direction in oncology led the company in 2004 to expanded its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies. The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the Company’s ability to maintain compliance with other Nasdaq continued listing criteria,   and other  risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:
Charlene Lu	Matt Clawson
Clarient, Inc.	Allen & Caron
(949) 362-7345	(949) 474-4300
clu@clarientinc.com	matt@allencaron.com